PLAN OF DISTRIBUTION
                                       OF
                         AMERICAN FUNDS INSURANCE SERIES
                                 CLASS 3 SHARES


                  WHEREAS, American Funds Insurance Series (the "Series") is a Massachusetts Business Trust which offers shares of beneficial interest;

                  WHEREAS, the purpose of this Plan of Distribution (the "Plan") is to authorize the Series to bear expenses of distribution of a class of such shares, including payments to AIG SunAmerica ("SunAmerica") for certain distribution expenses incurred in connection with the Series;

                  WHEREAS, the Board of Trustees of the Series has determined that there is a reasonable likelihood that this Plan will benefit the Series and its shareholders, as well as the owners of variable insurance contracts that hold shares of the Series:

                  NOW, THEREFORE, the Series adopts this Plan as follows:

                  1. The Series shall pay to SunAmerica, pursuant to this Plan, an amount equal to 0.18 of 1% per annum of the average net assets represented by Class 3 shares of the Series to finance any distribution activity which is primarily intended to benefit the shares of the Series; provided that the Board of Trustees of the Series shall have approved categories of expenses for which payment shall be made pursuant to this paragraph 1.

                  2. This Plan shall not take effect until it has been approved, together with any related agreement, by votes of the majority of both: (i) the Board of Trustees of the Series and (ii) those Trustees of the Series who are not "interested persons" of the Series (as defined in the Investment Company Act of 1940 (the "1940 Act")) and have no direct or indirect financial interest in the operation of this Plan or any agreement related to it (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on this Plan and/or such agreement.

                  3. At least quarterly, the Board of Trustees shall be provided by any person authorized to direct the disposition of monies paid or payable by the Series pursuant to this Plan or any related agreement, and the Board shall review, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

                  4. This Plan may be terminated as to the Series at any time by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Class 3 shares of the Series. Unless sooner terminated in accordance with this provision, this Plan shall continue in effect until December 31, 2004. It may thereafter be renewed from year to year in the manner provided for in paragraph 2 hereof.

                  5. Any agreement related to this Plan shall be in writing, and shall provide:


                         a. that such agreement may be terminated as to the Series at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Series, on not more than sixty
                               (60) days' written notice to any other party to the agreement; and

                         b. that such agreement shall terminate automatically in
the event of its assignment.

                  6. This Plan may not be amended to increase materially the maximum amount of fee or other distribution expenses provided for in paragraph 1 hereof with respect to the Series unless such amendment is approved by a vote of at least a majority (as defined in the 1940 Act) of the Class 3 shares of the Series outstanding, and no material amendment to this Plan shall be made unless approved in the manner provided for in paragraph 2 hereof.

                  7. While this Plan is in effect, the selection and nomination of Trustees of the Series who are not "interested persons" of the Series (as defined in the 1940 Act) shall be committed to the discretion of the Trustees who are not interested persons.

8. This Plan shall apply to any additional funds added to the Series that offer Class 3 shares unless the Series' Independent Trustees otherwise provide.

                  9. The provisions of this Plan shall apply separately to each fund of the Series, and any actions taken by the Board of Trustees or the shareholders of the Series, pursuant to paragraphs 2, 4 and 6 hereof, shall be taken separately for each fund of the Series.

                 10. The Series shall preserve copies of this Plan and any related agreement and all reports made pursuant to paragraph 3 hereof for a period of not less than six years from the date of this Plan, or such agreement or reports, as the case may be, the first two years of which such records shall be stored in an easily accessible place.

                  IN WITNESS WHEREOF, the Series has caused this Plan to be executed by its officers thereunto duly authorized, as of December 16, 2003.



AMERICAN FUNDS INSURANCE SERIES


By: ____________________________
Donald D. O'Neal, President


By: ____________________________
Chad L. Norton, Secretary